As filed with the Securities and Exchange Commission on June 25, 2026

No. 333-286267

No. 333-270350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-286267

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-270350

UNDER

THE SECURITIES ACT OF 1933

Clearwater Analytics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1043711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 W. Main Street Suite 900 Boise, Idaho	83702
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Zip Code)

Alphonse Valbrune

Chief Legal Officer

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 433-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Latham & Watkins LLP

Brian Mangino

Amber Banks

Max Schleusener

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No.1 (the “Post-Effective Amendments”) filed by Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”), each of which became effective automatically upon filing:

•

Registration Statement No.  333-286267, originally filed with the SEC on March 31, 2025, registering shares of the Registrant’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), offered by the Registrant and up to 3,833,333 shares of Class A Common Stock offered by the selling stockholder named therein.

•

Registration Statement No.  333-270350, originally filed with the SEC on March 8, 2023, registering shares of Class A Common Stock offered by the Registrant and up to 177,461,342 shares of Class A Common Stock offered by the selling stockholders named therein.

On June 25, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 20, 2025 (the “Merger Agreement”), by and among the Registrant, GT Silver BidCo, Inc. (“Parent”) and GT Silver Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant that had been registered under the Registration Statements for issuance but remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all of the securities of the Registrant registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho, on June 25, 2026.

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Alphonse Valbrune
Name:	Alphonse Valbrune
Title:	Chief Legal Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.